Exhibit 10.8

Service Agreement (English Translation)

Party A: Shenzhen Lohas Supply Chain Management Co., Ltd.

Unified social credit code:

Party B: Shenzhen Lohas World Co., Ltd.

Unified social credit code:

Based on the principle of mutual trust and sincere cooperation, Party A and Party B have reached a consensus on Party B’s provision of specific services for Party A through friendly negotiation, and hereby enter into this Agreement.

I. Service content

1、 Party B shall provide the following specific services during the service period:

1 To grant Party A the right to use “LOHAS” and all other intellectual property rights held by Party B;

2 To provide brand management, marketing campaign planning and implementation services;

3 To provide brand operation and maintenance support;

2、 In case Party B has any mistake or omission due to its own fault in the course of business, Party B shall unconditionally make correction for that without additional charge, and shall be liable for the losses incurred to Party A as a result of that, and the amount of such compensation shall be limited by the service fee corresponding to the service content. In case any delay of work occurs due to Party A’s reasons, Party A shall bear the corresponding losses.

II. Collection and payment of service fee

1、 Party B shall determine the amount of monthly service fee according to 0.50% of Party A’s monthly sales revenue excluding taxes from January 1, 2019 to December 31, 2019.

2、 Party A and Party B agree that the service fee shall be settled annually and paid in RMB. Party B shall provide the service first, and Party A shall pay the service fee within 30 days after the expiration of the service period.

3、 Party B shall provide Party A with a special VAT invoice. In case of any problem concerning the invoice, Party A shall notify Party B in writing timely after the receipt of the invoice so that Party B can explain or solve the problem in time. If Party A fails to inform Party B in writing, payment shall be made on time.

4、 Party A will bear the reasonable travel expenses and other incidental expenses of project within the scope of project implementation.

III. Changes to service

Party A may request to change or increase the services provided in writing 7 working days in advance. Such change shall be finally agreed by both parties through negotiation, including any expense adjustment related to such change, which shall be finally determined in written form as supplementary terms hereof.

IV. Dispute settlement

1、 If Party A requests to expand the scope of the project, or Party B needs to repeat the project steps due to Party A’s change of the agreed project content, Party B has the right to adjust the charging amount.

2、 In case Party A and Party B disagree on the understanding of the conditions hereof, or have disputes over matters in connection with this Agreement, both parties shall negotiate in the spirit of friendly cooperation. If negotiation fails, either party may submit such dispute to the local arbitration commission for arbitration.

V. Miscellaneous

1、 For matters not covered in this Agreement, written documents produced by both parties after negotiation shall constitute supplementary terms of this Agreement, which shall have the same legal effect as this Agreement.

2、 Any modification and change to the contents of this Agreement shall be in written form and shall come into force with confirmation by both parties.

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Party A (sign and seal): Shenzhen Lohas Supply Chain Management Co., Ltd. (seal)

Date: January 1, 2019

Party B (sign and seal): Shenzhen Lohas World Co., Ltd. (seal)

Date: January 1, 2019